Exhibit 2.3

EXECUTION VERSION

TAX AGREEMENT

by and among

THE MOSAIC COMPANY

GNS II (U.S.) CORP.

and

CARGILL, INCORPORATED

Dated as of January 18, 2011

i

ii

TAX AGREEMENT

TAX AGREEMENT (this “Agreement”), dated as of January 18, 2011, is by and among The Mosaic Company (“Mosaic”), GNS II (U.S.) Corp., a direct, wholly-owned subsidiary of Mosaic that will change its name to “The Mosaic Company” as of the Closing Date (“M Holdings”) and Cargill, Incorporated (“Cargill”).

RECITALS

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger and Distribution Agreement, dated as of the date hereof, by and among M Holdings, Mosaic, GNS Merger Sub LLC, a limited liability company and a direct, wholly-owned subsidiary of M Holdings (“Merger Sub”), and Cargill, as it may be amended from time to time (the “Merger and Distribution Agreement”), on the Closing Date:

a) the certificate of incorporation of M Holdings will be amended (such amendment, the “M Holdings Charter Amendment”) to, among other things, (x) authorize the issuance of (A) four series of shares of new M Holdings Class A Common Stock, with each share of each such series being entitled to one (1) vote with respect to all matters on which the holders of M Holdings Class A Common Stock are entitled to vote, (B) three series of shares of new M Holdings Class B Common Stock, with each share of each such series being entitled to ten (10) votes with respect to the election of directors and one (1) vote with respect to all other matters on which the holders of M Holdings Class B Common Stock are entitled to vote, and (C) shares of M Holdings Common Stock, each share of which will be entitled to one (1) vote with respect to all matters on which the holders of M Holdings Common Stock are entitled to vote; and (y) reclassify all of the shares of capital stock of M Holdings then held by Mosaic into shares of M Holdings Common Stock to be held by Mosaic;

b) after the effective time of the M Holdings Charter Amendment, Merger Sub will merge with and into Mosaic (the “Merger”) (with Mosaic being the surviving corporation in the Merger) pursuant to which (i) Mosaic will become a wholly-owned subsidiary of M Holdings; (ii) a portion of the outstanding shares of Mosaic Common Stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of M Holdings Class A Common Stock and M Holdings Class B Common Stock; and (iii) each of the other outstanding shares of Mosaic Common Stock (including a portion of the shares of Mosaic Common Stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of M Holdings Common Stock; and

c) as promptly as practicable after the Merger Effective Time, Cargill will consummate a split-off transaction (the “Split-off”) pursuant to which Cargill will exchange all of the shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock, to be received by it in the Merger (other than the Cargill Retained M Holdings Shares) with stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, under the terms of an exchange agreement, dated as of the date hereof, by and among Cargill and the MAC Trusts, as such agreement may be amended from time to time (the “MAC Trusts Exchange Agreement”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock with the MAC Trusts for all of the outstanding shares of capital stock of Cargill held by the MAC Trusts;

WHEREAS, under the terms of one or more tender and support agreements, dated as of the date hereof, by and among Cargill and certain Exchanging Cargill Stockholders, other than the MAC Trusts, as such agreements may be amended from time to time (the “Tender and Support Agreements”), the Split-off is to be effected, in part, by means of an exchange by Cargill of shares of M Holdings Class B Common Stock with the signatories of the Tender and Support Agreements for some or all of the outstanding shares of capital stock of Cargill held by such Exchanging Cargill Stockholders, other than the MAC Trusts;

WHEREAS, Cargill intends that, in connection with the Split-off, it will consummate the Initial Debt Exchange, pursuant to which it will exchange with Exchanging Cargill Debt Holders, pursuant to one or more Debt Exchange Agreements, all or a portion of the Cargill Retained M Holdings Shares for indebtedness of Cargill then held by such Exchanging Cargill Debt Holders, such Initial Debt Exchange to occur on the Closing Date, as promptly as practicable after the Merger Effective Time;

WHEREAS, it is intended that, on the Closing Date, after the Split-off and the Initial Debt Exchange, M Holdings will effect the First Formation Offering pursuant to which (i) the MAC Trusts will be entitled to offer and sell certain shares of M Holdings Common Stock then held by the MAC Trusts, and (ii) Exchanging Cargill Debt Holders will be entitled to offer and sell certain Cargill Retained M Holdings Shares received by the Exchanging Cargill Debt Holders pursuant to the Initial Debt Exchange;

WHEREAS, Mosaic currently is, and through the period ending immediately prior to the Merger Effective Time Mosaic will be, the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which currently files consolidated United States federal income tax returns (the “Affiliated Group”);

WHEREAS, as a consequence of the Merger, M Holdings will become the common parent of the Affiliated Group; and

WHEREAS, the IRS has issued the Private Letter Ruling concluding, among other things, that (i) the Public Shareholders will not recognize gain or loss on the Merger under Section 351 of the Code, (ii) the Merger, followed by the Split-Off, will be a reorganization under Section 368(a)(1)(D) of the Code, (iii) M Holdings will not recognize gain or loss upon the Merger under Section 1032(a) of the Code, (iv) Distributing will not recognize gain or loss on the Merger under Section 361 of the Code, (v) the Exchanging Cargill Stockholders will not recognize income, gain or loss upon receipt of M Holdings stock in the Split-Off under Section 355(a)(1) of the Code and (vi) Cargill will not recognize income, gain or loss upon the Split-Off and the Debt Exchanges under Section 361(c) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliated Group” shall have the meaning set forth in the Recitals.

“Aggregate MAC Shares Transferred” shall have the meaning set forth in the Registration Agreement.

“Agreement” shall mean this Tax Agreement as the same may be amended from time to time.

“Arrangement” shall mean any agreement, understanding, arrangement or substantial negotiations, as defined in Treasury Regulation §1.355-7(h)(1).

“Basket Reduction Amount” shall mean the number of shares of M Holdings Stock, as determined below, that is necessary to prevent one or more persons from being treated as acquiring M Holdings Stock representing a 50% or greater interest (by vote or by value) in M Holdings as part of the plan (or series of related transactions) including the Split-off (as such terms are used or defined in Section 355(e) of the Code and the Treasury Regulations thereunder), assuming the entire M Holdings Transferable Share Allotment (calculated without regard to clause (vi) thereof) has been Transferred. In determining whether a Basket Reduction Amount is necessary, any Transfer of M Holdings Stock made by an Exchanging Cargill Shareholder (other than the MAC Trusts) shall not be taken into account. The Basket Reduction Amount shall be zero unless, prior to the second anniversary of the Closing, Cargill issues a written notice to M Holdings setting forth a proposed increase in the Basket Reduction Amount and explaining the reasons therefore, including any supporting calculations (the “Reduction Notice”). Following a Reduction Notice, Cargill and M Holdings shall promptly meet to discuss the issues described in the Reduction Notice. If Cargill and M Holdings agree to increase the Basket Reduction Amount, then from and after the date on which such agreement is reached, the amount so agreed shall be the “Basket Reduction Amount.” If Cargill and

M Holdings do not agree to a Basket Reduction Amount, then the Basket Reduction Amount shall be zero unless, within ten (10) business days of such failure to agree, Cargill obtains (and provides a copy to M Holdings) a written opinion by a nationally recognized accounting or law firm to the effect that it is more likely than not that one or more persons would be treated as acquiring stock of M Holdings representing a 50% or greater interest (by vote or by value) in M Holdings as part of the plan (or series of related transactions) including the Split-off (as such terms are used or defined in Section 355(e) of the Code and the Treasury Regulations thereunder), assuming the entire M Holdings Transferable Share Allotment (calculated without regard to clause (vi) thereof) has been Transferred. If Cargill receives such an opinion, then from and after the date such opinion is provided to M Holdings, the “Basket Reduction Amount” shall be the number reflected in the Reduction Notice (or such lower number reflected in the opinion). For the avoidance of doubt, any increase in the Basket Reduction Amount shall apply only to Transfers of M Holdings Stock after the date of the increase and shall not apply to any Transfers of M Holdings Stock prior to the date of the increase.

“Bring Down Tax Opinion” shall have the meaning set forth in the Merger and Distribution Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Cargill” shall have the meaning set forth in the Preamble.

“Cargill Retained M Holdings Shares” shall have the meaning set forth in the Merger and Distribution Agreement.

“Checklist” shall mean the Revenue Procedure 96-30 Checklist attached as Appendix 2 to the IRS Ruling Submission.

“Class B Conversion Approval” shall have the meaning set forth in the M Holdings Charter.

“Closing” shall have the meaning set forth in the Merger and Distribution Agreement.

“Closing Date” shall have the meaning set forth in the Merger and Distribution Agreement.

“Code” shall have the meaning set forth in the Recitals.

“Debt Exchange Agreements” shall have the meaning set forth in the Merger and Distribution Agreement.

“Debt Exchanges” shall have the meaning set forth in the Merger and Distribution Agreement.

“Equity Securities” shall have the meaning set forth in the Registration Agreement; provided that, prior to the Closing, such term shall apply only with respect to Equity Securities of Mosaic.

“Exchanging Cargill Debt Holders” shall have the meaning set forth in the Registration Agreement.

“Exchanging Cargill Stockholders” shall have the meaning set forth in the Merger and Distribution Agreement.

“Fertilizer Business” shall mean the fertilizer business conducted by Mosaic and relied upon in the IRS Ruling Submission to satisfy the five-year active trade or business requirement of Section 355(b)(1)(A) of the Code.

“Final Determination” shall mean the final resolution of any Tax Loss or potential Tax Loss by or as a result of: (i) a final and un-appealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the amount of the Tax Loss; or (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.

“First Formation Offering” shall have the meaning set forth in the Registration Agreement.

“First Lock-up Release Date” means the first day after the thirty (30) month anniversary of the Closing Date.

“Formation Offerings” shall have the meaning set forth in the Merger and Distribution Agreement.

“Initial Debt Exchange” shall have the meaning set forth in the Merger and Distribution Agreement.

“IMC” shall have the meaning set forth in Section 2.01(g).

“IRS” shall mean the United States Internal Revenue Service.

“IRS Ruling Submission” shall mean the request for rulings submitted by Cargill to the IRS, dated December 21, 2009, including the exhibits and supplements thereto and all other submissions, documents, materials or other information submitted to the IRS in connection with such request for rulings or any supplemental rulings related to the Transactions.

“Knowledge of Mosaic” means the actual knowledge of any of Messrs. James T. Prokopanko, Lawrence W. Stranghoener, Richard L. Mack or Todd Madden or any successor to the position occupied by such persons or any similar position in the event that the position currently occupied by such person is eliminated or replaced by another position. It is agreed and acknowledged that each of the foregoing persons shall also be deemed to have actual knowledge of all information contained in Schedules 13G and Schedule 13D, and amendments thereto, filed with the SEC in respect of the shares of Mosaic or M Holdings Common Stock.

“Law” shall have the meaning set forth in the Merger and Distribution Agreement.

“Low-Vote Shares” shall mean M Holdings Common Stock and M Holdings Class A Common Stock, collectively.

“M Holdings” shall have the meaning set forth in the Preamble.

“M Holdings Allotment Consent” shall have the meaning set forth in Section 2.03(b).

“M Holdings Business” shall mean the activites conducted directly and indirectly by M Holdings and its Subsidiaries prior to the Merger.

“M Holdings Charter” shall mean the M Holdings’ amended and restated certificate of incorporation attached as Exhibit B to the Merger and Distribution Agreement.

“M Holdings Charter Amendment” shall have the meaning set forth in the Recitals.

“M Holdings Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Class A Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Series A-4 Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Class B Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Hook Stock” shall mean the shares of M Holdings Common Stock owned by Mosaic immediately following the Merger.

“M Holdings Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Transferrable Share Allotment” shall mean, as calculated from time to time, a number of shares of M Holdings Stock equal to (A) 45% of the excess of the Mosaic Outstanding Share Number over the aggregate number of shares of M Holdings Stock redeemed, repurchased or otherwise acquired by M Holdings on or after the Closing Date (including Permitted Redemptions) less (B) the sum of (i) the Cargill Retained M Holdings Shares, (ii) the Mosaic Employee Award Amount, (iii) the Mosaic Redemption Amount, (iv) the Mosaic Issued Amount, (v) 49.5 million, and (vi) the Basket Reduction Amount; for the avoidance of doubt, the M Holdings Transferrable Share Allotment will be calculated as if the M Holdings Hook Stock is not outstanding.

“MAC Trusts” shall mean the Margaret A. Cargill Foundation, the Anne Ray Charitable Trust, the Acorn Trust and the Lilac Trust.

“MAC Trusts Exchange Agreement” shall have the meaning set forth in the Recitals.

“MAC Trusts Transferrable Share Allotment” shall mean the shares of M Holdings Common Stock and M Holdings Series A-4 Common Stock to be received by the MAC Trusts pursuant to the Split-Off, including any shares of M Holdings Common Stock issued upon the conversion of shares of M Holdings Series A-4 Common Stock. For the avoidance of doubt, the MAC Trusts Transferrable Share Allotment shall equal a total of 49,500,000 shares of M Holdings Stock.

“Master Services Agreement” shall mean the Master Services Agreement between Cargill and Mosaic and pursuant to which all payments are determined on a fair market value basis.

“Merger” shall have the meaning set forth in the Recitals.

“Merger and Distribution Agreement” shall have the meaning set forth in the Recitals.

“Merger Effective Time” shall have the meaning set forth in the Merger and Distribution Agreement.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Mosaic” shall have the meaning set forth in the Preamble.

“Mosaic Common Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“Mosaic Employee Award Amount” shall mean that number of shares equal to the maximum number of shares of Mosaic Common Stock (or, as a result of the assumption by M Holdings of Mosaic Plans pursuant to Section 3.5 of the Merger and Distribution Agreement, of M Holdings Stock) that could potentially be issued pursuant to options, restricted stock units, and other equity awards granted or agreed to be granted by Mosaic within the period beginning two years prior to the date hereof and ending on the Closing Date, including, for the avoidance of doubt awards described in Section 7.1(a)(iii)(y) of the Merger and Distribution Agreement.

“Mosaic Issued Amount” shall mean the number of shares of Mosaic Common Stock that were the subject of any Primary Equity Issuance within the period beginning two years prior to the date hereof and ending on the Closing Date, including, for the avoidance of doubt Mosaic Common Stock described in Section 7.1(a)(iii)(x) of the Merger and Distribution Agreement.

“Mosaic Outstanding Share Number” shall have the meaning set forth in Merger and Distribution Agreement.

“Mosaic Parties” shall mean Mosaic, M Holdings and Merger Sub.

“Mosaic Plans” shall have the meaning set forth in the Merger and Distribution Agreement.

“Mosaic Redemption Amount” shall mean the number of shares of Mosaic Common Stock redeemed, repurchased or otherwise acquired by Mosaic within the period beginning two years prior to the date hereof and ending on the Closing Date.

“Mosaic Shareholder Approval” shall have the meaning set forth in Merger and Distribution Agreement.

“Mosaic Stock” shall have the meaning set forth in the Merger and Distribution Agreement.

“Mosaic Tax Certificate” shall mean the certificate of officers of each of the Mosaic Parties dated the Closing Date containing the Mosaic Outstanding Share Number, the Reclassified Share Number, and the representations contained in Section 2.01(a)-(gg), and confirming such representations have been true at all times since the date of this Agreement, provided to Fried, Frank, Harris, Shriver & Jacobson LLP in connection with the Bring-Down Tax Opinion.

“Permitted Conversion” shall mean (i) the conversion of M Holdings Series A-4 Common Stock into M Holdings Common Stock, (ii) the conversion of M Holdings Class B Common Stock into Low-Vote Shares pursuant to a Class B Conversion Approval, and (iii) the conversion of M Holdings Class A Common Stock into M Holdings Common Stock with respect to which M Holdings granted an M Holdings Allotment Consent in accordance with and solely to the extent permitted by Section 2.03(b).

“Permitted Employee Redemption” shall have the meaning set forth in Section 2.02(b)(ii).

“Permitted Equity Issuance” shall mean any Primary Equity Issuance other than (i) the Transfer of shares of M Holdings Stock by the MAC Trusts or the Exchanging Cargill Debt Holders in an Underwritten Offering or in a Section 2.2 Sale, (ii) the issuance of shares of M Holdings Stock to Cargill and the Public Shareholders pursuant to the Merger, and (iii) any Permitted Conversions.

“Permitted MAC Trust Redemption” shall have the meaning set forth in Section 2.02(b)(i).

“Permitted Redemption” shall have the meaning set forth in Section 2.02(b).

“Permitted Trust Distributions” shall mean the distribution of shares of M Holdings Stock by (i) the Acorn Trust to the Margaret A. Cargill Foundation in accordance with the terms of the governing trust agreement of the Acorn Trust and (ii) by the Lilac Trust to the Anne Ray Charitable Trust in accordance with the terms of the governing trust agreement of the Lilac Trust.

“Person” shall have the meaning set forth in the Merger and Distribution Agreement.

“Primary Equity Issuance” shall have the meaning set forth in the Registration Agreement.

“Private Letter Ruling” shall mean the private letter ruling issued by the IRS, dated November 15, 2010 and any supplemental rulings issued by the IRS pursuant to the IRS Ruling Submission.

“Prohibited Acts” shall have the meaning set forth in Section 2.05.

“Public Offering” shall mean any acquisition of shares of M Holdings Stock for cash if (i) the terms of the acquisition are established by Mosaic, M Holdings or the transferor with the involvement of one or more investment bankers and (ii) the potential acquirers have no opportunity to negotiate the terms of the acquisition. For example, a “Public Offering” includes an underwritten offering of M Holdings Common Stock for cash.

“Public Shareholders” shall mean the public shareholders (including directors, officers and employees of M Holdings, Mosaic and their Subsidiaries) of Mosaic and, immediately following the Merger, of M Holdings. For the avoidance of doubt, Public Shareholders shall not include Cargill and/or any of its Subsidiaries.

“Quiet Period” shall mean the twelve (12) month period beginning upon the closing of the last Underwritten Offering (including the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with such Underwritten Offering); provided, however, that if a Section 2.9(a) Offering occurs after the last Underwritten Offering, the “Quiet Period” shall be extended until twelve (12) months after the closing of the last Section 2.9(a) Offering (including the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with such Section 2.9(a) Offering).

“Reclassified Share Number” shall have the meaning set forth in the Merger and Distribution Agreement.

“Reduction Notice” shall have the meaning set forth in the definition of Basket Reduction Amount.

“Registration Agreement” shall have the meaning set forth in the Merger and Distribution Agreement.

“Released Share Offering” shall have the meaning set forth in the Registration Agreement.

“SAG” shall mean a separate affiliated group as defined in Section 355(b)(3)(B) of the Code.

“Section 2.2 Sale” shall mean any sale by a MAC Trust of shares of M Holdings Stock pursuant to Section 2.2 of the Registration Agreement.

“Section 2.9(a) Offering” shall mean a Primary Equity Issuance pursuant to the proviso in Section 2.9(a) of the Registration Agreement.

“Share Number Date” shall have the meaning set forth in the Merger and Distribution Agreement.

“Split-off” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person and/or one or more of its Subsidiaries; provided, however, that, for the purposes of this Agreement, unless the context otherwise requires, none of Mosaic or M Holdings nor any of their respective Subsidiaries shall be considered to be “Subsidiaries” of Cargill or any of its Subsidiaries (other than Mosaic and M Holdings and their respective Subsidiaries).

“Supplemental Ruling Request” shall mean any request for one or more rulings submitted by Cargill to the IRS, after the date of the Private Letter Ruling, including the exhibits thereto and all other submissions, documents, materials or other information submitted to the IRS in connection with such request for ruling(s), concerning matters reasonably related to the Transactions.

“Tax” shall have the meaning set forth in the Merger and Distribution Agreement.

“Tax Controversy” shall have the meaning set forth in Section 2.10.

“Tax Losses” shall mean any and all Taxes based on income or gain that are imposed on Cargill and/or its Subsidiaries (including reasonable out-of-pocket attorneys’ and other professional fees and expenses in connection with defending against the imposition of any Taxes (collectively, the “Out of Pocket Expenses”)) net of any corresponding U.S. federal income Tax benefits actually received by Cargill and/or its Subsidiaries arising solely from the deduction of (i) any state or local income taxes paid with respect to such income or gain and/or (ii) any Out of Pocket Expenses.

“Tax Return” shall mean any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tender and Support Agreements” shall have the meaning set forth in the Recitals.

“Transactions” shall have the meaning set forth in the Merger and Distribution Agreement.

“Transaction Documents” shall have the meaning set forth in the Merger and Distribution Agreement.

“Transfer” or “Transferred” shall have the meaning set forth in the Merger and Distribution Agreement.

“Treasury Regulations” shall mean the income tax regulations, including temporary and proposed regulations, promulgated under the Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Underwritten Offering” shall mean either a Formation Offering (as defined in the Registration Agreement) or an S&P 500 Index Inclusion Offering (as defined in the Registration Agreement).

ARTICLE II

TAX PROVISIONS

SECTION 2.01 Tax Representations of the Mosaic Parties. The Mosaic Parties jointly and severally represent and warrant to Cargill that the following representations are true, correct and complete as of the date of this Agreement (or as of such specific date or dates in the case of any representation or warranty expressly made as of a specific date or dates):

(a) To the Knowledge of Mosaic, all facts, statements and representations contained in the IRS Ruling Submission and the Checklist, except those facts, statements and representations contained in Sections I.D.1, II.10 (other than clauses (v) through (viii)), II.11, II.32, II.33 and IV.D.4 (other than clauses (v) through (viii)) of the IRS Ruling Submission and in Section 4.04(1) of the Checklist, are true, correct and complete insofar as they regard Mosaic, M Holdings and/or any of their respective Subsidiaries and were and are true, correct and complete insofar as they regard Mosaic, M Holdings and/or any of their respective Subsidiaries at all times from December 21, 2009 through the date of this Agreement (or as of such specific date or dates in the case of any representation or warranty expressly made as of a specific date or dates); provided that references to “Controlled” in the IRS Ruling Submission and the Checklist shall be understood to refer to GNS II (U.S.) Corp. and not to a newly organized corporation, and any facts, statements, and representations relating to “Controlled” as a newly organized corporation shall be ignored.

(b) There are no facts to the Knowledge of Mosaic that would cause the Merger (i) not to be a single, isolated transaction or (ii) to be part of a plan to periodically increase the proportional interest of any shareholder in the assets or earnings and profits of Mosaic, or, after the Merger, M Holdings.

(c) Mosaic is not (and after the Merger M Holdings will not be) under the jurisdiction of a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(d) M Holdings has no (i) legally binding obligation to any Person to consider or present to the M Holdings shareholders a proposal to convert the M Holdings Class B Common Stock to Low-Vote Shares following the consummation of the Split-off, or (ii) agreement with any Mosaic shareholder (or person who will become an M Holdings shareholder pursuant to the Split-off) as to how such shareholder would vote if a proposal to convert the M Holdings Class B Common Stock to Low-Vote Shares following the consummation of the Split-off was presented to the M Holdings shareholders (other than, for the avoidance of doubt, any proxy given by any such shareholder in connection with the vote on such proposal once presented).

(e) If a proposal to convert the M Holdings Class B Common Stock to Low-Vote Shares is approved by the M Holdings board of directors and presented to the M Holdings shareholders, a vote by a majority of all three classes of M Holdings shares voting together as a single class (with each share having one vote) represented in person or by proxy at the shareholder meeting will be required for the proposal to be approved.

(f) To the Knowledge of Mosaic, prior to the Split-off no Cargill stockholder has acquired Mosaic stock pursuant to a plan (or series of related transactions) described in Section 355(e)(2)(A)(ii) that includes the Split-off.

(g) The five years of financial information submitted to the IRS in connection with the IRS Ruling Submission on behalf of the Fertilizer Business (as conducted by the Mosaic SAG) is representative of the present operations of the Fertilizer Business, and, with regard to such business, there have been no substantial operational changes since the date of the last financial statements submitted, provided that (i) Mosaic was formed to serve as the parent company of the business that was formed through the October 22, 2004 business combination of IMC Global Inc. (“IMC”) and the fertilizer businesses of Cargill and, in accordance with generally accepted accounting principles, the five years of financial information includes the combined operations of IMC and the businesses acquired from Cargill beginning October 23, 2004 but for periods prior to October 23, 2004 includes only the businesses acquired from Cargill, and (ii) on November 30, 2009, Mosaic announced that it was realigning its business segments to more clearly reflect its evolving business model by combining its offshore business segment with its phosphates business segment.

(h) The financial information submitted to the IRS in connection with the IRS Ruling Submission relating to the M Holdings Business is representative of the present operations of M Holdings, and there have been no substantial operational changes since the date of the financial information submitted, provided that (i) a Subsidiary of GNS II (U.S.) Corp. acquired a 35% economic interest in a joint venture that owns a phosphate rock mine in the Bayovar region of Peru, and entered into a commercial offtake supply agreement with the joint venture, and (ii) prior to the Closing, M Holdings may distribute to Mosaic certain assets, including cash or an intercompany receivable, and the stock of two subsidiaries noted in such IRS Ruling Submission.

(i) Neither Mosaic nor M Holdings has any plan or intention to discontinue (i) the active conduct of the Fertilizer Business or (ii) the M Holdings Business.

(j) The Split-off is expected to result in the following corporate business benefits for M Holdings and Mosaic: (i) to allow M Holdings additional strategic flexibility to pursue its business interests independent of Cargill; (ii) to enhance M Holdings’ ability to use M Holdings Common Stock as acquisition currency, as a means of raising capital and for employee compensation; (iii) to facilitate the inclusion of M Holdings in the S&P 500 index; and (iv) to remove regulatory limitations that affect M Holdings’ ability to expand its business. The Split-off is motivated, from Mosaic’s perspective, in whole or substantial part, by one or more of these corporate business purposes.

(k) Except for obligations for payments under certain agreements that will be effective for periods after the Closing or incurred in the ordinary course, no intercorporate debt will exist between Cargill and M Holdings at the time of, or subsequent to, the Split-off.

(l) Except for certain payments that may be made in connection with this Agreement and the Master Services Agreement, payments made in connection with all continuing transactions, if any, between members of the Cargill group and members of the M Holdings group will be for approximately fair market value based on terms and conditions arrived at by the parties bargaining at arm’s length.

(m) Neither Mosaic nor M Holdings will be an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code or Section 351(e) of the Code and Treasury Regulation §1.351-1(c)(1)(ii).

(n) Cash payments made by Cargill in lieu of fractional shares of M Holdings stock are for the purpose of avoiding the expense and inconvenience to M Holdings of issuing fractional shares and do not represent separately bargained for consideration.

(o) Other than acquisitions or Transfers contemplated by and effected in accordance with the terms of the Transaction Documents, Mosaic and M Holdings have not entered into any Arrangement to acquire or issue any shares of Mosaic stock or M Holdings Stock.

(p) Immediately after the transaction (as defined in Section 355(g)(4) of the Code) M Holdings will not be a disqualified investment corporation (within the meaning of Section 355(g)(2) of the Code).

(q) Immediately prior to the Split-off, the only outstanding stock of M Holdings not held by Cargill will be shares of M Holdings Common Stock held by the Public Shareholders and the M Holdings Hook Stock.

(r) There is no plan or intention to liquidate M Holdings, to merge M Holdings with any other corporation, or to sell or otherwise dispose of the assets of M Holdings after the Closing, with the exception of (i) dispositions in the ordinary course of business, and (ii) M Holdings’ transfer of some or all of its assets and liabilities to Mosaic.

(s) (i) No stock or securities of M Holdings will be issued for services rendered to or for the benefit of M Holdings in connection with the proposed transaction, and (ii) no stock or securities of M Holdings will be issued for indebtedness of M Holdings that is not evidenced by a security or for interest on indebtedness of M Holdings which accrued on or after the beginning of the holding period for the debt.

(t) The Public Shareholders will not retain any rights in the Mosaic Stock transferred to M Holdings in the Merger.

(u) There is no debt or other liabilities relating to the Mosaic Common Stock being transferred to M Holdings by the Public Shareholders that is being assumed or to which such Mosaic Common Stock is subject.

(v) There will be no indebtedness of M Holdings created in favor of the Public Shareholders as a result of the Merger.

(w) There is no plan or intention on the part of M Holdings to redeem or otherwise reacquire any stock to be issued in the Transactions. The MAC Trusts may request that M Holdings purchase from the MAC Trusts a number of shares of M Holdings Stock equal to the excess of 49.5 million over the aggregate shares of M Holdings previously transferred by the MAC Trusts.

(x) To the Knowledge of Mosaic, the Public Shareholders have not entered into a binding commitment to sell shares of M Holdings stock that would result in the Public Shareholders and Cargill ceasing to be in “control” of M Holdings within the meaning of Section 368(c) of the Code “immediately after the Merger” (within the meaning of Section 351(a) of the Code), disregarding for this purpose the Split-off and Debt Exchanges. Neither Mosaic nor M Holdings will issue additional shares of M Holdings stock, or permit the exercise of M Holdings stock rights, warrants or subscriptions, that would result in the Public Shareholders and Cargill ceasing to be in “control” of M Holdings within the meaning of Section 368(c) of the Code “immediately after the Merger” (within the meaning of Section 351(a) of the Code), disregarding for this purpose the Split-off and Debt Exchanges.

(y) Each Public Shareholder will receive stock, securities or other property approximately equal to the fair market value of the property transferred to M Holdings.

(z) M Holdings has no plan or intention to terminate its existence or Mosaic’s existence, and will use the property transferred to it (the Mosaic Common Stock) in the Merger, directly or indirectly, in a trade or business.

(aa) There is no plan or intention by M Holdings to dispose of the Mosaic Stock it will receive in the Merger other than in the normal course of business operations.

(bb) Aside from the reimbursement of up to $15 million of Mosaic’s out-of-pocket expenses by Cargill, each of M Holdings and Mosaic will pay its own expenses, if any, incurred in connection with the Transactions.

(cc) In the two year period preceding the Split-off, there have been no Primary Equity Issuances other than grants and/or issuances to employees and directors of equity compensation for services rendered or anticipated to be rendered in the ordinary course pursuant to an employee or director stock plan or other employee or director benefit plan arrangement or employment contract.

(dd) Other than Cargill and its Subsidiaries, Mosaic does not have (i) any shareholder(s) that, to the Knowledge of Mosaic, beneficially own(s), directly or indirectly, 5% or more of the outstanding shares of Mosaic Common Stock and actively participate(s) in the management or operation of Mosaic (including by being a director thereof) or (ii) to the Knowledge of Mosaic, any shareholder(s) or coordinating group(s) (as defined in Treasury Regulation §1.355-7(h)(4)) that beneficially own(s), directly or indirectly 10% or more of the outstanding shares of Mosaic Common Stock.

(ee) The transfer of Mosaic stock to M Holdings by the Public Shareholders pursuant to the Merger is not the result of the solicitation by a promoter, broker, or investment house; provided that, a proxy solicitor may be engaged in connection with the vote of the Public Shareholders with respect to the Transaction.

(ff) Other than (A) options or restricted stock units granted or agreed to be granted by Mosaic (i) after January 18, 2009 and included in the Mosaic Employee Award Amount and (ii) before January 18, 2009, and (B) cash-settled stock appreciation rights granted or agreed to be granted by Mosaic to employees or directors, Mosaic does not have outstanding and is not under any obligation, contingent or otherwise, with respect to, any preemptive or other rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interests in Mosaic.

(gg) M Holdings is not a personal service corporation within the meaning of Section 269A of the Code.

SECTION 2.02 Buybacks of Equity Securities.

(a) Subject to Section 2.02(b), from the date hereof through the second anniversary of the Closing Date, neither M Holdings nor Mosaic shall, and each shall not permit any of its Subsidiaries to, purchase or otherwise acquire any Equity Securities. From the second anniversary of the Closing Date through the First Lock-up Release Date, M Holdings shall not, and shall not permit any of its Subsidiaries to, purchase or otherwise acquire any Equity Securities other than acquisitions of shares of M Holdings Stock pursuant to Section 2.8(b)(iii) of the Registration Agreement.

(b) Notwithstanding Section 2.02(a), (i) prior to the First Lock-Up Release Date, M Holdings may purchase or otherwise acquire from the MAC Trusts – solely out of the MAC Trusts Transferrable Share Allotment – shares of M Holdings Common Stock issued upon the conversion of shares of M Holdings Series A-4 Common Stock not to exceed the excess, if any, of (x) 49,500,000 over (y) the Aggregate MAC Shares Transferred (“Permitted MAC Trust Redemptions”), and (ii) subject to Section 2.04, solely out of the M Holdings Transferrable Share Allotment, M Holdings may purchase or otherwise acquire shares of M Holdings Common Stock in the ordinary course in connection with the exercise or vesting of equity-based awards granted under any employee or director benefit plan or other employee or director benefit plan arrangement of M Holdings (including in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with such exercises or vesting) (“Permitted Employee Redemptions,” and together with Permitted MAC Trust Redemptions, “Permitted Redemptions”). M Holdings shall provide reasonable notice to Cargill prior to any Permitted MAC Trust Redemption and shall provide notice to Cargill on a quarterly basis of all Permitted Employee Redemptions that occurred during such quarter.

SECTION 2.03 Consent to Transfers by MAC Trusts.

(a) From the date hereof through the second anniversary of the Closing Date, neither M Holdings nor Mosaic shall consent to a Transfer of Equity Securities by the MAC Trusts other than pursuant to Section 2.03(b).

(b) During the period from the Closing Date through the second anniversary of the Closing Date, M Holdings may consent in writing (a “M Holdings Allotment Consent”) to a Transfer of M Holdings Stock by the MAC Trusts solely out of the M Holdings Transferrable Share Allotment and only to the extent the sum of (i) the number of shares of M Holdings Stock for which consent is being sought to Transfer pursuant to this Section 2.03(b), (ii) the number of shares of M Holdings Stock for which a M Holdings Allotment Consent was previously granted pursuant to this Section 2.03(b), and (iii) the number of shares of M Holdings Stock previously Transferred pursuant to Section 2.04, does not exceed the M Holdings Transferrable Share Allotment. As an illustration, a M Holdings Allotment Consent may be granted (subject to the terms and conditions of the M Holdings Charter and the Transaction Documents) to permit the MAC Trusts to sell in excess of 49.5 million shares in an Underwritten Offering or in a privately negotiated transaction, subject to the limitations set forth in the first sentence of this Section 2.03(b). M Holdings shall provide reasonable notice to Cargill prior to granting any M Holdings Allotment Consent to the Transfer of shares of M Holdings Stock by any of the MAC Trusts indicating that the proposed consent is a M Holdings Allotment Consent and describing the number of shares of M Holdings Stock subject to such proposed consent and the terms of the Transfer for which such consent is being granted; following the completion of such Transfer M Holdings shall provide notice to Cargill indicating the Transfer has been completed.

(c) Nothing in this Section 2.03 shall be interpreted to permit M Holdings or any of its Subsidiaries to purchase or otherwise acquire any Equity Securities not explicitly permitted under Section 2.02.

SECTION 2.04 Permitted Equity Issuances and Permitted Employee Redemptions.

(a) From the date hereof through the second anniversary of the Closing Date, solely out of the M Holdings Transferrable Share Allotment, M Holdings shall be permitted to make a Permitted Equity Issuance or Permitted Employee Redemption only to the extent the sum of (i) the number of shares of M Holdings Stock proposed to be Transferred pursuant to this Section 2.04 in the proposed Permitted Equity Issuance or Permitted Employee Redemption, (ii) the number of shares of M Holdings Stock previously Transferred pursuant to this Section 2.04 in a Permitted Equity Issuance or Permitted Employee Redemption, and (iii) the number of shares of M Holdings Stock for which a M Holdings Allotment Consent shall have been granted pursuant to Section 2.03(b), does not exceed the M Holdings Transferrable Share Allotment, calculated as if any such proposed Permitted Equity Issuance or Permitted Employee Redemption had occurred. For the avoidance of doubt and to avoid duplication, shares of M Holdings Stock issued within the two year period following the Closing Date pursuant to options, restricted stock units and other equity awards described in the definition of “Mosaic Employee Award Amount” shall not be subject to the limitations of this Section 2.04, to the extent that such shares are taken into account in determining the M Holdings Transferrable Share Allotment.

(b) Following the completion of a Permitted Equity Issuance (other than to one or more employees) M Holdings shall promptly notify Cargill of the number of shares of M Holdings Stock issued in such Permitted Equity Issuance. M Holdings shall provide notice to Cargill on a quarterly basis of all Permitted Equity Issuances made to employees during such quarter.

SECTION 2.05 Prohibited Acts.

(a) From the Closing Date through the second anniversary thereof (other than in the case of clause (ix), which shall apply through the end of the Quiet Period), M Holdings shall not, and shall not permit any of its Subsidiaries to, and shall not authorize or permit any other Person acting on behalf of M Holdings or any of its Subsidiaries to, directly or indirectly (each of the following actions, a “Prohibited Act”):

(i) enter into, or be a party to, any Arrangement, pursuant to which any Person would, directly or indirectly, acquire or have the right to acquire any Equity Securities (or increase or have the right to increase such Person’s ownership interest in Mosaic or M Holdings by vote or by value), however effected; provided, however, that the following shall not be a Prohibited Act:

(1) Transfers of shares of M Holdings Stock by the MAC Trusts solely out of the MAC Trusts Transferrable Share Allotment (and the related conversion of shares of M Holdings Series A-4 Common Stock into shares of M Holdings Common Stock),

(2) Transfers of Cargill Retained M Holdings Shares by Cargill or an Exchanging Cargill Debt Holder,

(3) Permitted MAC Trust Redemptions in accordance with, and solely to the extent permitted by, Section 2.02(b)(i) (and the related conversion of shares of M Holdings Series A-4 Common Stock into shares of M Holdings Common Stock),

(4) the granting of a M Holdings Allotment Consent in accordance with, and solely to the extent permitted by, Section 2.03(b) (and the related conversion of shares of M Holdings Class A Common Stock into shares of M Holdings Common Stock),

(5) Permitted Employee Redemptions in accordance with, and solely to the extent permitted by, Section 2.04,

(6) Permitted Equity Issuances in accordance with, and solely to the extent permitted by, Section 2.04,

(7) Transfers of M Holdings Shares permitted by the definition of Permitted Transfer in the M Holdings Charter other than pursuant to clause (A) of such definition, and

(8) A conversion of M Holdings Class B Common Stock to Low-Vote Shares pursuant to a Class B Conversion Approval, whenever effected.

(ii) (A) approve or recommend any third party tender offer or exchange offer for M Holdings Stock or (B) cause or permit any merger, reorganization, combination, or consolidation of Mosaic or M Holdings with or into any Person, or any liquidation or partial liquidation of Mosaic or M Holdings;

(iii) take any action that would cause any share of M Holdings Hook Stock not to be considered outstanding for U.S. federal income tax purposes;

(iv) subdivide (by any stock split, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of M Holdings Common Stock, M Holdings Class A Common Stock (or any series thereof) or M Holdings Class B Common Stock (or any series thereof) (other than Permitted Conversions);

(v) cause or permit Mosaic or M Holdings to be treated as other than a corporation for U.S. federal income tax purposes;

(vi) cause the M Holdings SAG to fail to be engaged in the conduct of the Fertilizer Business;

(vii) reclassify, exchange or convert any shares of M Holdings Stock into another class or series of M Holdings Stock (other than the issuance of M Holdings Stock to Cargill and the Public Shareholders pursuant to the Merger and Permitted Conversions);

(viii) amend, alter or change the voting rights of any shares of M Holdings Stock other than a conversion of M Holdings Class B Common Stock into Low-Vote Shares pursuant to a Class B Conversion Approval;

(ix) during any Quiet Period, initiate, effect, or participate in, any Public Offering of shares of M Holdings Stock other than a Section 2.9(a) Offering; provided that if a Section 2.9(a) Offering occurs, M Holdings shall not initiate, effect or participate in, the first Released Share Offering until twelve (12) months have elapsed from the later of the closing of the last Underwritten Offering or a Section 2.9(a) Offering (including the closing of all sales of shares pursuant to any overallotment option granted to underwriters in connection with any such offering);

(x) other than with respect to the shares of M Holdings Stock (i) distributed by Cargill to its shareholders or debt holders, (ii) purchased in a Underwritten Offering or (iii) purchased in any Section 2.2 Sale, or any actions taken in connection therewith, knowingly facilitate the acquisition of M Holdings Stock by any Person or coordinating group (as defined in Treasury Regulation §1.355-7(h)(4)) (other than Cargill and its Subsidiaries) including by furnishing any material, non-public information concerning any Mosaic Party to any such Person or coordinating group, if, to the Knowledge of Mosaic, such acquisition would result in any Person or coordinating group beneficially owning, directly or indirectly, 10% or more of the outstanding shares of M Holdings Common Stock;

(xi) other than with respect to the shares of M Holdings Stock (i) distributed by Cargill to its shareholders or debt holders, (ii) purchased in an Underwritten Offering or (iii) purchased in any Section 2.2 Sale, or any actions taken in connection therewith, knowingly facilitate the participation in management or operation of M Holdings (including by becoming a director of M Holdings) by a Person or coordinating group (as defined in Treasury Regulation §1.355-7(h)(4)) (other than Cargill and its Subsidiaries) who, to the Knowledge of Mosaic, beneficially owns, directly or indirectly 5% or more of the outstanding shares of M Holdings Common Stock; or

(xii) Elect to treat GNS Merger Sub LLC as a corporation for U.S. federal income tax purposes.

Notwithstanding the foregoing, acquisitions of M Holdings Stock that would otherwise constitute Prohibited Acts pursuant to clauses (x) and (xi) above shall not constitute Prohibited Acts to the extent the sum of (A) the number of shares of M Holdings Stock acquired in such acquisition, and (B), without duplication, the number of shares described in clauses (ii) and (iii) of Section 2.04, does not exceed the M Holdings Transferrable Share Allotment. Any shares described in clause (A) of the preceding sentence shall thereafter be included in clause (ii) of Section 2.04.

(b) Notwithstanding anything in Section 2.05(a) to the contrary, M Holdings may take any of the foregoing Prohibited Acts after receipt by M Holdings at its sole expense of an opinion satisfactory to Cargill to the effect that such action will not result in any of the events listed in Section 2.07(a)(i) through 2.07(a)(v).

SECTION 2.06 Additional Covenants of the Mosaic Parties.

(a) None of the Mosaic Parties shall knowingly take any action that could cause any of the Mosaic Parties not to be able to deliver the Mosaic Tax Certificate.

(b) On the Share Number Date, Mosaic shall furnish Cargill with an estimate of the Mosaic Outstanding Share Number, the Mosaic Employee Award Amount, the Mosaic Redemption Amount and the Mosaic Issued Amount and all of the facts, information, and calculations used in calculating such numbers.

(c) The Mosaic Outstanding Share Number delivered to Cargill immediately prior to the Closing (pursuant to Section 2.2(a)(i) of the Merger and Distribution Agreement) shall accurately reflect (i) the aggregate number of shares of Mosaic Common Stock issued and outstanding immediately prior to Closing and (ii) that there are no shares of Mosaic stock outstanding other than the Mosaic Common Stock described in clause (i).

(d) Within 10 Business Days after the Closing Date, M Holdings shall furnish to Cargill a true, accurate and complete final schedule of the M Holdings Transferable Share Allotment as of the Closing Date (based on the Mosaic Outstanding Share Number delivered by Mosaic to Cargill immediately prior to the Closing (pursuant to Section 2.2 of the Merger and Distribution Agreement) and the Cargill Retained M Holdings Shares calculated by Cargill and provided to M Holdings pursuant to Section 2.2(b) of the Merger and Distribution Agreement), the Mosaic Employee Award Amount, the Mosaic Redemption Amount, and the Mosaic Issued Amount and all of the facts, information, and calculations used in calculating such numbers.

SECTION 2.07 Tax Indemnity.

(a) Mosaic and M Holdings shall, jointly and severally, indemnify and hold harmless Cargill and/or any of its Subsidiaries from and against any Tax Losses suffered by Cargill and/or any of its Subsidiaries attributable to, arising out of, or resulting from any of the following events listed in clauses (i) through (v) below if and to the extent any such event is or was attributable to, arises out of or results from (x) any Prohibited Act (including Prohibited Acts for which M Holdings has obtained an opinion under Section 2.05(b)) or (y) any breach or inaccuracy of any representation, warranty or covenant made by any Mosaic Party pursuant to this Agreement or the Mosaic Tax Certificate.

(i) the Split-off failing to qualify under Section 355(a)(1) of the Code,

(ii) the Debt Exchanges failing to qualify under Section 361(c) of the Code by reason of the Split-off failing to qualify under Section 355(a)(1) of the Code,

(iii) the Merger failing to constitute a tax-free exchange to Cargill,

(iv) the Merger together with the Split-off failing to constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code, or

(v) any failure of any shares of M Holdings Stock (including stock transferred pursuant to Section 361(c)(3) of the Code) to qualify as “qualified property” within the meaning of Section 361(c)(2) of the Code by reason of Section 355(e) of the Code.

(b) Cargill may seek indemnification for any Tax Loss or potential Tax Loss suffered by Cargill and/or any of its Subsidiaries by giving notice to M Holdings, specifying (i) the representation, warranty, covenant or Prohibited Act that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (ii) the basis for such allegation and a description of the Tax Loss and (iii) if known, the aggregate amount of the Tax Losses for which a claim is being made under this Section 2.07 including a detailed computation of such Tax Loss or, to the extent that the aggregate amount of such Tax Losses are not known at the time such claim is made, a detailed computation setting forth an estimate, prepared in good faith, of the aggregate potential amount of such Tax Losses (it being understood and agreed that no inaccuracy in any such notice or estimate shall affect Cargill’s right to indemnification for Tax Losses hereunder). Notice to M Holdings of the existence of a claim shall be given by Cargill as soon as practicable after Cargill receives written notice of the claim; provided that any failure to provide such prompt notice of the existence of a claim to M Holdings shall not affect Cargill’s right to seek indemnification pursuant to this Section 2.07 except and only to the extent that such failure results in a lack of actual notice to M Holdings and M Holdings has been materially prejudiced as a result of such delay. No payment shall be required to be made pursuant to a claim for indemnification until the Final Determination of the amount of Tax Loss has been made by the applicable taxing authority.

(c) Subject to Section 3.11, the indemnification obligations and the remedies provided in this Section 2.07 shall be Cargill’s sole remedy against Mosaic and/or M Holdings for Tax Losses.

(d) M Holdings shall not enter into any agreement pursuant to which any Person (other than Mosaic or any of its Subsidiaries) acquires all or substantially all of the assets of Mosaic or M Holdings or a majority of the outstanding shares of Mosaic stock or M Holdings Stock, whether by merger, tender offer, exchange offer, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, unless such Person expressly assumes the obligations of Mosaic and M Holdings under this Agreement in writing for the benefit of Cargill.

SECTION 2.08 Inconsistent Actions. Each party hereto agrees to report the Transactions consistent with the Private Letter Ruling on all Tax Returns and other filings; provided that, with respect to any supplemental rulings issued by the IRS, only if Cargill has complied with its obligations under Section 2.11 of this Agreement. Each party hereto agrees to make all filings required in connection with the Transaction with the IRS or any other taxing authority.

SECTION 2.09 Survival. Except as otherwise expressly contemplated by this Agreement, all covenants, representations, warranties and agreements of the parties contained in this Agreement, or in any certificate delivered in connection with this Agreement, shall survive the consummation of the Merger and the Split-off.

SECTION 2.10 Tax Audits.

(a) With respect to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any audit, examination, claim, adjustment or other proceeding (a “Tax Controversy”) relating to the Transactions that arises in an income tax return of M Holdings and that raises an issue which could have an adverse effect on Cargill and/or its shareholders, M Holdings shall have the right, through tax counsel of its choosing and at its own expense, to conduct and control the settlement or defense of such Tax Controversy; provided, however, that Cargill shall be entitled to jointly participate in such Tax Controversy, at its own expense, and M Holdings shall not, without Cargill’s consent, which consent shall not be unreasonably withheld or delayed, agree to pay or settle any such Tax Controversy. If M Holdings would be entitled to, and proposes to, settle a Tax Controversy but Cargill reasonably withholds consent for such settlement, Cargill shall have the right to conduct and control the settlement or defense from that point forward. To the extent the amount of the final settlement or assessment or other final determination of the Tax Controversy exceeds the amount at which M Holdings had proposed to settle such Tax Controversy, Cargill shall bear the full cost of such excess, regardless of whether M Holdings is determined to be responsible for the underlying Tax Loss pursuant to Section 2.07.

(b) With respect to a Tax Controversy relating to the Transactions that arises in an income tax return of Cargill, Cargill shall have the right, through tax counsel of its choosing and at its own expense, to conduct and control the settlement or defense of such Tax Controversy; provided, however, that M Holdings shall be entitled to jointly participate in such Tax Controversy, at its own expense, and Cargill shall not, without M Holdings’ consent, which consent shall not be unreasonably withheld or delayed, agree to pay or settle any such Tax Controversy. If Cargill would be entitled to, and proposes to, settle a Tax Controversy but M Holdings reasonably withholds consent for such settlement, M Holdings shall have the right to conduct and control the settlement or defense from that point forward. To the extent the amount of the final settlement or assessment or other final determination of the Tax Controversy exceeds the amount at which Cargill had proposed to settle such Tax Controversy, M Holdings shall bear the full cost of such excess, regardless of whether M Holdings is determined to be responsible for the underlying Tax Loss pursuant to Section 2.07.

(c) Notwithstanding anything to the contrary set forth in paragraphs (a) and (b) of this section 2.10, in the event that Cargill acknowledges in writing that Mosaic and M Holdings have no indemnification obligations pursuant to Section 2.07 for any Tax Losses relating to, or arising out of a Tax Controversy, Cargill shall have the exclusive right to conduct and control the settlement or defense of such Tax Controversy at its own expense.

(d) In the event Mosaic or M Holdings receives written notice of a Tax Controversy relating to the Transactions, M Holdings shall notify Cargill in writing within ten (10) Business Days after the receipt by Mosaic or M Holdings of such notice; provided that any failure to provide such prompt notice of a Tax Controversy shall not result in any liability of Mosaic or M Holdings hereunder, except to the extent that Cargill is materially prejudiced thereby.

(e) In the event Cargill receives written notice of a Tax Controversy relating to the Transactions and with respect to a Tax for which Cargill believes Mosaic or M Holdings is or may be responsible pursuant to Section 2.07, Cargill shall notify M Holdings in writing within ten (10) Business Days after the receipt by Cargill of such notice; provided that any failure to provide such prompt notice of the existence of a Tax Controversy to M Holdings shall not affect Cargill’s right to seek indemnification pursuant to Section 2.07 except and only to the extent that M Holdings has been materially prejudiced as a result of such delay.

(f) Mosaic, M Holdings and their respective Subsidiaries, on one hand, and Cargill and its Subsidiaries, on the other, will provide each other with such cooperation and information as they may reasonably request of each other in connection with a Tax Controversy or other Tax matters related to the Transactions.

SECTION 2.11 Supplemental Ruling Requests. Cargill shall have the right to make one or more Supplemental Ruling Requests, provided that M Holdings and its counsel shall be given a reasonable opportunity to review and comment on any such Supplemental Ruling Request sufficiently in advance of such document being filed with the IRS, and Cargill shall give reasonable and good faith consideration to any comments made by M Holdings and its counsel. To the extent reasonably requested by Cargill, M Holdings shall use reasonable best efforts to assist Cargill in making a Supplemental Ruling Request. Cargill shall promptly provide M Holdings and its counsel with a copy of any ruling issued by the IRS in response to a Supplemental Ruling Request.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Entire Agreement. This Agreement, including the Exhibits, Annexes and Schedules hereto, and the other Transaction Documents shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

SECTION 3.02 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 3.02; provided that receipt of copies of such counterparts is confirmed.

SECTION 3.03 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.03):

(i)	If to Cargill, to:

Cargill, Incorporated

PO Box 9300

Minneapolis, MN

55440-9300

Attention: Scott Naatjes

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

1001 Pennsylvania Avenue, NW

Washington, DC 20004

Attention:   Alan S. Kaden, Esq.

Philip Richter, Esq.

(ii)	If to M Holdings or Mosaic to:

M Holdings

c/o The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

Attention:   Richard L. Mack

Todd Madden

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention:   Casey Cogut

Eric Swedenburg

SECTION 3.04 Waivers. No failure or delay by Cargill or any Mosaic Party in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 3.05 Amendments. This Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Mosaic Shareholder Approval, by written agreement of the parties. No amendment to or modification of any provision of this Agreement shall be binding upon any party unless in writing and signed by all parties.

SECTION 3.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 3.06 shall be null and void.

SECTION 3.07 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 3.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns.

SECTION 3.09 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 3.10 Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by applicable Law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 3.03 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 3.03 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 3.11 Specific Performance. The Mosaic Parties agree that Cargill would suffer irreparable damage if any covenant or obligation of any of the Mosaic Parties under this Agreement were not performed in accordance with the terms hereof. Accordingly, the Mosaic Parties agree that Cargill shall be entitled to specific performance of the terms and provisions of this Agreement and injunctive and other equitable relief, as appropriate. No Mosaic Party shall object to the granting of specific performance of the terms and provisions of this Agreement or other equitable relief on the basis that there exists an adequate remedy at law. The Mosaic Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which Cargill is entitled at Law or in equity. If, notwithstanding the preceding sentence, a court shall require that Cargill prove that it is entitled to specific performance, injunctive or other equitable relief for a breach or non-performance of this Agreement by any Mosaic Party, Cargill’s entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to Cargill’s entitlement to such relief.

SECTION 3.12 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 3.13 Interpretation. The limitations and restrictions imposed upon M Holdings, Mosaic or any of their Subsidiaries in this Agreement shall apply notwithstanding the terms of any less restrictive provisions set forth in any other Transaction Document or in the M Holdings Charter. Nothing in this Agreement shall be interpreted to permit M Holdings or any of its Subsidiaries to take any action otherwise limited or barred under the other Transaction Documents or the M Holdings Charter. All references in this Agreement to the number of shares of any securities or calculations determined by reference to a number of securities shall be appropriately adjusted to reflect any stock split, stock dividend, reverse stock split or similar change in such securities which may be made by the issuer thereof after date of this Agreement.

SECTION 3.14 Termination. If the Merger and Distribution Agreement is terminated at any time prior to the Merger Effective Time, this Agreement shall terminate automatically.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

CARGILL, INCORPORATED

By:	/s/ David W. MacLennan
	Name:	David W. MacLennan
	Title:	Senior Vice President
Chief Financial Officer

THE MOSAIC COMPANY

By:	/s/ James T. Prokopanko
	Name:	James T. Prokopanko
	Title:	President and Chief Executive Officer

GNS II (U.S.) CORP.

By:	/s/ James T. Prokopanko
	Name:	James T. Prokopanko
	Title:	President and Chief Executive Officer